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                                                                    Exhibit 99.2


                        [Apache Corporation News Release]



CONTACTS:

(MEDIA):          BILL MINTZ                (713) 296-7276
                  TONY LENTINI              (713) 296-6227
(INVESTOR):       ROBERT DYE                (713) 296-6662

(WEB SITE):       WWW.APACHECORP.COM

           APACHE ISSUES US$100 MILLION OF 10-YEAR NOTES AT 7 PERCENT

                                           FOR RELEASE AT 7:30 A.M. CENTRAL TIME

         Houston (March 3, 1999) - Apache Corporation (NYSE: APA) today announced that its Australian finance subsidiary has priced US$100 million principal amount of 7 percent global notes that will mature on March 15, 2009. The notes were priced to yield 7.093 percent and are unconditionally guaranteed by Apache.

         The company will have the right to redeem the notes prior to maturity, subject to certain conditions. Interest is payable semi-annually, commencing on September 15, 1999. Net proceeds from the sale will be used to reduce bank debt in Australia.

         Closing of the offering is expected to occur on March 5, 1999.

         Residents of Australia and "Associates" (as defined under the Income Tax Assessment Act of 1936 of the Commonwealth of Australia) are prohibited from acquiring any interest or rights in the notes.

         Underwriters are Salomon Smith Barney; Chase Securities Inc.; and Goldman Sachs & Co. Copies of the prospectus relating to the notes may be obtained from Salomon Smith Barney, Prospectus Department, 7 World Trade Center, New York, New York 10048.

         Apache Corporation is a large oil and gas independent with operations in North America, Egypt, Western Australia, Poland, People's Republic of China and Cote d'Ivoire. Its shares are traded on the New York and Chicago stock exchanges.

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